Filed pursuant to Rule 433

March 2, 2015

Relating to

Preliminary Prospectus Supplement dated March 2, 2015 to

Prospectus dated November 15, 2013

Registration Statement No. 333-192366

MetLife, Inc.

$500,000,000 3.000% Senior Notes due 2025

$1,000,000,000 4.050% Senior Notes due 2045

Final Term Sheet

March 2, 2015

$500,000,000 3.000% Senior Notes due 2025

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	3.000% Senior Notes due 2025 (the “2025 Senior Notes”)

Aggregate Principal Amount:	$500,000,000

Price to the Public:	99.428% of principal amount plus accrued interest, if any, from March 5, 2015

Gross Underwriting Discount:	0.450%

Proceeds to Issuer Before Expenses:	$494,890,000

Maturity Date:	March 1, 2025

Pricing Date:	March 2, 2015

Settlement Date:	March 5, 2015

Interest Payment Dates:	Semi-annually on March 1 and September 1 of each year

First Interest Payment Date:	September 1, 2015

Anticipated Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Coupon:	3.000%

Benchmark Treasury:	UST 2.000% due February 15, 2025

Spread to Benchmark Treasury:	T + 98 bps

Benchmark Treasury Price and Yield:	99-07; 2.087%

Yield to Maturity:	3.067%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Redemption:	The Senior Notes will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date fixed for redemption and the Make-Whole Redemption Amount calculated as described in the preliminary prospectus supplement at the rate of T + 15 bps.

CUSIP/ISIN:	59156R BM9 / US59156RBM97

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Co-Managers:

BNP Paribas Securities Corp.

Commerz Markets LLC

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

$1,000,000,000 4.050% Senior Notes due 2045

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	4.050% Senior Notes due 2045 (the “2045 Senior Notes”)

Aggregate Principal Amount:	$1,000,000,000

Price to the Public:	99.501% of principal amount plus accrued interest, if any, from March 5, 2015

Gross Underwriting Discount:	0.875%

Proceeds to Issuer Before Expenses:	$986,260,000

Maturity Date:	March 1, 2045

Pricing Date:	March 2, 2015

Settlement Date:	March 5, 2015

Interest Payment Dates:	Semi-annually on March 1 and September 1 of each year

First Interest Payment Date:	September 1, 2015

Anticipated Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Coupon:	4.050%

Benchmark Treasury:	UST 3.000% due November 15, 2044

Spread to Benchmark Treasury:	T + 140 bps

Benchmark Treasury Price and Yield:	106-17+; 2.679%

Yield to Maturity:	4.079%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Redemption:	The Senior Notes will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date fixed for redemption and the Make-Whole Redemption Amount calculated as described in the preliminary prospectus supplement at the rate of T + 25 bps.

CUSIP/ISIN:	59156R BN7 / US59156RBN70

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Co-Managers:

BNP Paribas Securities Corp.

Commerz Markets LLC

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offering of the 2025 Senior Notes is not conditioned on the completion of the offering of the 2045 Senior Notes, and vice versa. The Issuer may sell the 2025 Senior Notes or the 2045 Senior Notes or both.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or UBS Securities LLC at 1-877-827-6444 extension 561-3884.

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